Exhibit 5.1

March 10, 2014

BioLife Solutions, Inc. 3303 Monte Villa Parkway, Suite 310 Bothell, Washington 98201

Re:  Registration Statement on Form S-1
        File No. 333-192880

Ladies and Gentlemen:

We have acted as counsel to BioLife Solutions, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the offering and sale by the Company of up to 2,500,000 units (the “Units”), with each unit consisting of one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), and one half of one common stock warrant, each whole warrant (a “Warrant”) exercisable for one share of Common Stock.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.  We have also assumed that the certificates or instruments representing the securities will be duly executed or delivered.

Based upon and subject to the foregoing, we are of the opinion that when: (i) the Registration Statement becomes effective under the Securities Act of 1933, as amended; and (ii) the Company’s Board of Directors or a committee thereof has adopted resolutions in sufficient form and content under the Delaware General Corporation Law, as then in effect, approving the sale of the Common Stock for a price per share not less than the par value per share of the Common Stock:

(1)
the shares of Common Stock to be sold by the Company pursuant to the Registration Statement will be duly authorized for issuance and, when issued in accordance with the terms of such resolutions and in the manner contemplated by such resolutions and the Registration Statement, such Common Stock will be validly issued, fully paid and non-assessable;

(2)
the shares of Common Stock issuable upon exercise of the Warrants will be duly authorized and reserved for issuance and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and pursuant to the terms of a validly issued and executed Warrant agreement, will be validly issued, fully paid, and non-assessable; and

(3)
the Units and the Warrants to be sold by the Company pursuant to the Registration Statement will be duly authorized by all requisite corporate action and constitute valid and binding obligations of the Company.

Our opinions expressed above are limited to the Delaware General Corporation Law.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the United States Securities and Exchange Commission, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

CLD/KRA